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                                                                     EXHIBIT G-1
                              AMEREN CORPORATION
                         UNAUDITED PRO FORMA COMBINED
                            FINANCIAL DATA SCHEDULE
                (Thousands of Dollars Except Per Share Amounts)
                        Six Months Ended June 30, 1996
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
                                                                                      Pro Forma     Pro Forma
     Caption Heading                                            UE        CIPSCO     Adjustments     Combined
     ---------------                                        ----------  ----------   -----------   ----------

 1   Total net utility plant                                $5,499,082  $1,462,022     $ 117,273   $7,078,377
 2   Other property and investments                             81,778     109,121             0      190,899
 3   Total current assets                                      516,031     212,896        38,044      766,971
 4   Total deferred charges                                     66,660      48,302        (2,660)     112,302
 5   Balancing amount for total assets                         701,612      43,339             0      744,951
 6   Total assets                                            6,865,163   1,875,680       152,657    8,893,500
 7   Common stock                                              510,619     356,812      (866,059)       1,372
 8   Capital surplus, paid in                                  717,669           0       866,059    1,583,728
 9   Retained earnings                                       1,060,716     293,135             0    1,353,851
10   Total common stockholders equity                        2,289,004     649,947             0    2,938,951
11   Preferred stock subject to mandatory redemption               598           0             0          598
12   Preferred stock not subject to mandatory redemption       218,497      80,000             0      298,497
13   Long term debt, net                                     1,746,288     464,077       130,000    2,340,365
14   Short term notes                                           70,000           0             0       70,000
15   Notes payable                                                   0           0             0            0
16   Commercial paper                                                0      38,482             0       38,482
17   Long term debt-current portion                             45,000      15,000             0       60,000
18   Preferred stock-current portion                                26           0             0           26
19   Obligations under capital leases                           78,920           0             0       78,920
20   Obligations under capital leases-current portion           31,599           0             0       31,599
21   Balancing amount for capitalization and liabilities     2,385,231     628,174        22,657    3,036,062
22   Total capitalization and liabilities                    6,865,163   1,875,680       152,657    8,893,500
23   Gross operating revenue                                   968,971     431,651        97,492    1,498,114
24   Federal and state income taxes expense                     72,865      21,294         4,048       98,207
25   Other operating expenses                                  730,706     357,019        82,121    1,169,846
26   Total operating expenses                                  803,571     378,313        86,169    1,268,053
27   Operating income (loss)                                   165,400      53,338        11,323      230,061
28   Other income (loss), net                                    2,237        (985)       (6,201)      (4,949)
29   Income before interest charges                            167,637      52,353         5,122      225,112
30   Total interest charges                                     63,550      17,389         5,122       86,061
31   Net income                                                 97,462      33,100             0      130,562
32   Preferred stock dividends                                   6,625       1,864             0        8,489
33   Earnings available for common stock                        97,462      33,100             0      130,562
34   Common stock dividends                                    127,655      35,092         8,772      171,519
35   Total annual interest charges on all bonds *                    0           0             0            0
36   Cash flow from operations                                 215,692      89,693        11,734      317,119
37   Earnings per share-primary                                  $0.95       $0.97             0        $0.95
38   Earnings per share-fully diluted                            $0.95       $0.97             0        $0.95
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    * Required on fiscal year-end only